Filed pursuant to Rule 424(b)(3)
File No. 333-264628

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated June 15, 2026
to
Prospectus dated June 2, 2026

This supplement (“Supplement”) contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. (“FS Credit REIT”) dated June 2, 2026 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this Supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 31 of the Prospectus before you decide to invest in shares of our common stock.

The purposes of this Supplement are as follows:

•to disclose the transaction price for each class of our common stock as of July 1, 2026;
•to disclose the calculation of our May 31, 2026 net asset value (“NAV”) per share for all share classes;
•to provide a market update;
•to provide updates to our portfolio and our business;
•to disclose certain updates to our Prospectus.

July 1, 2026 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of July 1, 2026 (and repurchases as of June 30, 2026) is as follows:

Transaction Price (per share)
Class S	$24.7792
Class T	$24.5203
Class D	$24.5742
Class M	$24.6433
Class I	$23.8603
Class F*	$25.1510
Class Y*	$23.8463
_______
*We are offering Class F and Class Y shares in this offering only pursuant to our distribution reinvestment plan.

The July 1, 2026 transaction price for each of our share classes is equal to such class’s NAV per share as of May 31, 2026. A detailed calculation of the NAV per share is set forth below. No transactions or events have occurred since May 31, 2026 that would have a material impact on our NAV per share. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

May 31, 2026 NAV per Share

Our adviser calculates the NAV per share in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a price for shares sold in our public offering as well as establishing a repurchase price for shares repurchased pursuant to our share repurchase plan. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.fscreit.com and is made available on our toll-free telephone line at 877-628-8575. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. We have included a breakdown of the components of total NAV and NAV per share for May 31, 2026.

The following table provides a breakdown of the major components of our total NAV as of May 31, 2026 (dollar amounts in thousands):

Components of NAV	May 31, 2026
Loans receivable	$7,971,917
Investment in real estate	682,242
Mortgage-backed securities held-to-maturity	88,661
Mortgage-backed securities, at fair value	278,836
Cash and cash equivalents	208,582
Restricted cash	38,973
Other assets	214,405
Collateralized loan obligation, net of deferred financing costs	(3,324,182)
Repurchase agreements payable, net of deferred financing costs	(2,104,202)
Credit facility payable, net of deferred financing costs	(887,032)
Mortgage note, net of deferred financing costs	(124,700)
Accrued stockholder servicing fees(1)	(2,136)
Other liabilities	(75,794)
Net asset value	$2,965,570
Number of outstanding shares	121,554,780

(1)
Stockholder servicing fees only apply to Class S, Class T, Class D and Class M shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a daily basis as such fee is accrued. Under U.S. generally accepted accounting principles (“GAAP”), we accrue future stockholder servicing fees in an amount equal to our best estimate of fees payable to the dealer manager at the time such shares are sold. As of May 31, 2026, we accrued under GAAP $86,748 of stockholder servicing fees payable to the dealer manager. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class. The dealer manager does not retain any of these stockholder servicing fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of May 31, 2026 (dollar amounts in thousands, except per share data):

NAV Per Share	Class S Shares	Class T Shares	Class D Shares	Class M Shares	Class I Shares	Class F Shares	Class Y Shares	Total
Net asset value	$1,647,046	$16,701	$8,861	$85,376	$1,172,846	$14,622	$20,118	$2,965,570
Number of outstanding shares	66,468,787	681,116	360,593	3,464,456	49,154,800	581,370	843,658	121,554,780
NAV per Share as of May 31, 2026	$24.7792	$24.5203	$24.5742	$24.6433	$23.8603	$25.1510	$23.8463

Market Update
U.S. Treasury yields moved higher across the curve in May, extending their year-to-date rise. Elevated energy and food prices tied to the war in Iran added to inflation pressures, while long-term inflation expectations point to a higher-for-longer rate backdrop. The 2-year yield rose 14 bps, to 4.01%, and the 10-year increased 7 bps, to 4.44%. Year to date, 2- and 10-year yields are up 53 bps and 27 bps, respectively. The Bloomberg U.S. Aggregate Index returned 0.31% in May. Amid persistent interest rate volatility over the past five years, it has produced a modest return of 0.17%.
CRE market conditions were mixed in April, as transaction volume declined while prices continued to edge higher.
•Commercial property transaction volume totaled approximately $24.7 billion in April, down -33% year over year, with activity declining across all major property types. Despite the April slowdown, year-to-date trends remain more constructive. Sales through the first four months of 2026 reached $163.5 billion, up 14% versus the same period last year.1
•Property prices continued their gradual recovery in April, rising 1.1% year over year. Office (+3.3%) drove annual gains, while retail was the only major property type to decline (-2.3%). On a monthly basis, prices increased 0.2%, implying a roughly 2.0% annualized pace.1
The CREFC CRE Sentiment Index declined approximately -20% in the first quarter of 2026, reversing last year’s gains after reaching near record levels in Q4 2025. While the pullback was broad based, borrower demand remained relatively resilient, with 71% anticipating higher demand—down from 97% in the prior quarter—supporting continued refinancing and acquisition activity. Views on CRE fundamentals were more stable, with 41% of respondents still expecting improving occupancy, rents, and net operating income (NOI), compared to 51% in Q4 2025.
Fundamentals across most property types remain supportive.
•Surging borrowing costs in recent years suppressed construction activity and led to a sharp reduction in completions last year, which should remain in place over the next 2-3 years. Multifamily and industrial completions have seen the largest declines, while supply growth in retail and office remains minimal.
•Meanwhile, NOI and occupancy levels remain healthy across sectors.
•As noted, even the office market, where weakness persists primarily among older properties that feature fewer modern amenities, appears to be turning a corner as recent months’ pricing and volume attest. 1
In an environment where property fundamentals are stabilizing but capital appreciation has yet to return as a meaningful driver of returns, debt may offer the most efficient way to generate return while preserving capital.
The need for capital to refinance maturing loans is substantial. Roughly $2.1 trillion in CRE debt—more than a third of all outstanding—will mature by the end of 2028. This presents a significant opportunity for lenders to refinance existing loans on more favorable terms or originate new loans in a more disciplined underwriting environment.
Performance update
FS Credit REIT generated positive total returns across all share classes in May as monthly distributions offset net asset value (NAV) depreciation of approximately $0.01 across all share classes.
As of May 31, 2026, FS Credit REIT has achieved 74 consecutive months of positive total returns across varying macroeconomic conditions and financial markets including a highly volatile rate environment.
FS Credit REIT’s excess income (Class I shares) over three-month U.S. Treasury bills was approximately 376 bps as of May 31, 2026.
•The current annualized distribution rate is 7.44% for Class I shares, 6.91% for Class D shares, 6.89% for Class M shares, 6.30% for Class S shares, 6.36% for Class T shares, 8.28% for Class F shares and 8.75% for Class Y shares based on the July 1, 2026 transaction price.
•The tax equivalent distribution rate is 8.31% for Class I shares, 7.72% for Class D shares, 7.70% for Class M shares, 7.04% for Class S shares, 7.11% for Class T shares, 9.25% for Class F shares and 9.78% for Class Y shares based on the July 1, 2026 transaction price.2
We met 100% of repurchase requests in May.
_______________________________
(1)    MSCI Real Capital Analytics as of April 2026, latest data available.
(2)    The passage of the One Big Beautiful Bill Act on July 4, 2025, made permanent a deduction of up to 20% of qualified REIT dividends for non-corporate investors. The tax-equivalent distribution rate represents the distribution rate required for a fully taxable investment to deliver the same after-tax income as a REIT. For example, assuming a 37% federal tax bracket, the distribution rate (or yield) on a fully taxable investment would need to be 8.31% to match the after-tax income of a REIT with an annualized distribution rate of 7.44%.

Portfolio highlights
In May, we closed on two loans totaling approximately $172.2 million, including:
•A $112.0 million senior loan secured by a newly built 759,000 SF Class A industrial campus featuring best-in-class specifications, including 40-foot clear heights, 112 dock doors, and 206 trailer stalls. The property is located in a supply-constrained Philadelphia submarket less than a mile from I-95 and 2.4 miles from the Tioga Marine Terminal, and benefits from a 10-year tax abatement on improvements, reducing operating costs through the life of the loan. The property is approximately 70% leased and has demonstrated strong leasing momentum supported by active tenant demand. The loan was underwritten at a conservative loan-to-value ratio and at a discounted basis relative to comparable sales.
•A $60.2 million loan secured by a newly built 307-unit townhome community in the high-growth West Phoenix submarket. Units are up to 80% larger than similarly situated townhomes and feature private, attached garages. Additionally, the community features a range of amenities including two fitness centers, a pool with cabanas, a clubhouse with conference space, a playground, and a dog park.
Assets on non-accrual represented 3.18% of the portfolio as of May 31, 2026.3 We are actively working to reduce the non-accruals in a way that we believe can help maximize shareholder value, whether through refinancing the loans, taking ownership of the property or selling the loan to a new buyer.
We believe the commercial real estate market is at an inflection point today, supported by stabilization in property values across sectors, gradually improving transaction volume and resilient net operating income growth.
In our view, the portfolio is well-positioned to deliver an attractive, high level of income and preserve capital driven by the:
•Debt-focused nature of our strategy as we believe forward returns in CRE will largely be driven by income generation compared to price appreciation.
•Relative level of income above cash yields. As noted, the level of excess income our distribution provides over risk-free rates has increased materially on both a nominal and real basis as the Fed has cut short-term rates. In addition, the tax-advantaged nature of our distributions allows individual investors to deduct up to 20% of qualified REIT dividends under Section 199A, resulting in a highly attractive tax-equivalent and after-tax yield that compares favorably with many corporate private credit investments.
•Available liquidity for new investments. We have maintained a strong liquidity profile which—when combined with proceeds from our continuous offering, and the natural turnover of the portfolio—positions us to capitalize on a robust new origination pipeline.
•Continued strong performance of the portfolio. FS Credit REIT has generated positive total returns in 98 out of 100 months; its largest monthly drawdown was just -0.27% in March 2020.
•High level of equity cushion beneath our loans. As a senior lender, the loans in our portfolio receive priority. They are first to be paid from rental income and are last to absorb losses if property values decline. Approximately 87% of FS Credit REIT’s portfolio is comprised of private senior loans that are held to maturity at amortized cost and subject to impairment. Therefore, the net asset value is determined primarily on fundamental value rather than market sentiment.
•Deep experience of Future Standard and Rialto managing through CRE market cycles. We continue to monitor the portfolio and are proactively engaged with our borrowers. We remain focused on reducing the level of loans on nonaccrual in the portfolio and maximizing shareholder value for the select number of foreclosed properties.
•Geographically diversified composition of our approximately $9.5 billion portfolio, weighted to multifamily properties.
•The long-term nature of our borrowings. Approximately 96% of FS Credit REIT’s borrowings are financed through matched-term facilities, and approximately 85% through matched-term, non-mark-to-market facilities. This financing approach helps stabilize performance across changing rate environments, manage risk and support long-term returns.
_______________________________
(3)    Represents non-accrual debt investments as a percentage of FS Credit Real Estate Income Trust, Inc.’s total debt portfolio.

Prospectus Updates
The Minnesota suitability standard set forth below is hereby added to the “Suitability Standards” section of the Prospectus:

Minnesota: A Minnesota investor’s aggregate investment in our company and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of investment in us. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

A Form of Subscription Agreement set forth in Appendix A of the Prospectus is hereby deleted and replaced with the Form of Subscription Agreement attached to this Supplement as Appendix A.

Appendix A

Subscription agreement
Class D, Class I, Class M, Class S and Class T V7.1
FS Credit Real Estate Income Trust, Inc.
The undersigned hereby tenders this Subscription Agreement and applies for the purchase of the dollar amount of shares of common stock (the “Shares”) of FS Credit Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), set forth below.

1 Investment amount
Subscription amount $	Additional investment to FS Account #
$5,000 minimum initial investment for Classes D, M, S and T, and $1 million minimum initial investment for Class I $500 minimum additional investment

2 Share class Select only one
BROKERAGE
Class D Shares (Fund 4041)     NAV
Class S Shares (Fund 4049)     Public offering price     Net of upfront sales charges (stockholder servicing fees still apply)*
Class T Shares (Fund 4040)     Public offering price     Net of upfront sales charges (stockholder servicing fees still apply)*

*By a registered representative on his or her own behalf. Subject to all other fees and expenses of Class S or T Shares. Please see the Prospectus for additional information.
INSTITUTIONAL
Class I Shares (Fund 4045) NAV Class M Shares (Fund 4043) NAV

3 Ownership Select only one
Please complete part A of section 5.	Please complete part A of section 5.	Please complete part B of section 5.
INDIVIDUAL
SINGLE OWNER Individual* MULTIPLE OWNERS Community property Tenants in common Joint tenants with rights of survivorship* MINOR ACCOUNT UGMA: State of UTMA: State of Other (please specify)	QUALIFIED PLAN ACCOUNT Traditional IRA Roth IRA Rollover IRA SIMPLE IRA SEP IRA Beneficial IRA Other (please specify)
OTHER ACCOUNT
Supporting documents are required
Trust†
Estate
401(k)
Profit-sharing plan
Qualified pension
Other
(please specify)

Please complete part B of section 5.
LEGAL ENTITY
Supporting documents are required.
Corporation: S-Corp
Corporation: C-Corp
Partnership
LLC
Professional Corporation
Nonprofit

*To make a transfer on death (TOD) designation, attach a completed TOD form. TOD forms can be found on www.futurestandard.com.
†The FS Trustee Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents. You can obtain this form by visiting www.futurestandard.com.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V7.1

4 Custodial arrangement If applicable
Name of custodian	Custodian phone #
Mailing address
(street)	(city, state)	(ZIP)
To be completed by custodian above
Custodian tax ID #
Custodian account #	Custodian authorization:

5 Investor information Please print

A		Individual/beneficial owner	Joint/beneficial owner
		(first, middle, last)		(first, middle, last)
	SSN	DOB	SSN	DOB
		(mm/dd/yyyy)		(mm/dd/yyyy)
		Phone #	Phone #
		U.S. street address	U.S. street address
		(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)	(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)

		(city, state, ZIP)	(city, state, ZIP)
		Mailing address	Mailing address
		(Leave blank if your U.S. street address and mailing address are the same)	(Leave blank if your U.S. street address and mailing address are the same)

		(city, state, ZIP)	(city, state, ZIP)
		CITIZENSHIP U.S. citizen Resident alien (country)	CITIZENSHIP U.S. citizen Resident alien (country)
		Non-resident alien (form W-8BEN is required) (country)	Non-resident alien (form W-8BEN is required) (country)

B	Trust/Estate/401(k)/Profit-sharing/Other

	SSN/Tax ID		Date of formation
(mm/dd/yyyy)
U.S. street address
		(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)	(city, state)	(ZIP)

Mailing address
		(Leave blank if your U.S. street address and mailing address are the same)	(city, state)	(ZIP)

		Trustee/authorized person	Trustee/authorized person
		(first, middle, last)		(first, middle, last)
	SSN	DOB	SSN	DOB
		(mm/dd/yyyy)		(mm/dd/yyyy)
		Phone #	Phone #
		U.S. street address	U.S. street address
		(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)	(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)

		(city, state, ZIP)	(city, state, ZIP)
		CITIZENSHIP U.S. citizen Resident alien (country)	CITIZENSHIP U.S. citizen Resident alien (country)
		Non-resident alien (form W-8BEN is required) (country)	Non-resident alien (form W-8BEN is required) (country)

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V7.1

6 Electronic communications Initial and provide email if you wish to enroll in paperless e-delivery.

Initial	Email

By initialing above, the investor requests to receive all shareholder communications electronically for all investment products or share classes sponsored by Future Standard or its affiliates. Communications include, but are not limited to, account statements, investor communications, annual, semi-annual and/or quarterly reports, tax forms, proxy materials and other required reports. The investor may request a paper copy of a shareholder communication, update an email address or change this election at any time by contacting Future Standard. Changes may take up to 30 days to take effect. Consent to electronic delivery is terminated by an invalid email address. Costs associated with accessing the internet may be incurred and certain software may need to be downloaded in order to view the materials delivered electronically. Timely access to materials may not be available in the event of a system failure or network outage. This electronic delivery program may be changed or discontinued and the terms may be amended at any time. In the event of discontinuation or as required by law, the investor will receive paper copies of all shareholder communications.

7 Distributions
If this election is not completed, the Company will default to sending the investor’s cash distributions out by check to his or her address of record provided in section 5 or to the custodian indicated in section 4, as applicable. I (We) acknowledge that distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Company for investment. Any capital returned to stockholders through distributions will be made after payment of fees and expenses, as well as any sales load.

PLEASE SELECT ONE OF THE FOLLOWING OPTIONS/PAYMENT METHODS:
Payment by check or electronic deposit
I (We) choose NOT to participate in the distribution reinvestment plan(s), and instead choose to have distributions paid using the payment method selected below. If no payment method is selected, the Company will mail a check to the address or custodian of record.

I (We) choose to have distributions sent to me (us) at the following address:
Mail check to address of record. For custodial accounts, funds will be sent to the custodian of record.
Mail check to the following third party:
Name of financial institution	FBO	Account #
Mailing address
(street)	(city, state)	(ZIP)
I (We) choose to have distributions deposited in a checking, savings or brokerage account.
I (We) authorize the Company or their respective agents to deposit my (our) distribution into the accounts indicated below. The authority will remain in force until I (we) notify the Company in writing to cancel it. In the event that the Company deposits funds erroneously into my (our) account, the Company is authorized to debit my (our) account for the amount of the erroneous deposit. I (We) also hereby acknowledge that funds and/or Shares in my (our) account may be subject to applicable abandoned property, escheat or similar laws and may be transferred to the appropriate governmental authority in accordance with such laws, including as a result of account inactivity for the period of time specified in such laws or otherwise. None of the Company, its affiliates, its agents or any other person shall be liable for any property delivered in good faith to a governmental authority pursuance to applicable abandoned property, escheat or similar laws.

Name of financial institution	Account type: Checking Savings Brokerage
ABA routing number (if applicable)	Account Number
Distribution reinvestment plan
I (We) choose to participate in the Company’s distribution reinvestment plan.
The Company requests each investor who elects to have his or her distributions reinvested pursuant to the Company’s distribution reinvestment plan to notify the Company and the broker-dealer and financial institution named in this Subscription Agreement in writing at any time there is a material change in his or her financial condition, including failure to meet the minimum gross income and net worth standards set forth in section 8 below.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V7.1

8 Investor representations
Please carefully read and separately initial each of the representations below. For purposes of determining whether you satisfy the suitability standards set forth below (i) “net worth” is calculated excluding the value of an investor’s home, home furnishings and automobiles; (ii) if not otherwise specified, “liquid net worth” means that portion of an investor’s net worth consisting of cash, cash equivalents and readily marketable securities; and (iii) “direct participation programs” includes REITs, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excludes federal and state exempt private offerings and any investment company registered pursuant to the Investment Company Act of 1940, as amended. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce FS Credit Real Estate Income Trust, Inc. to accept this subscription, I (we) hereby represent and warrant that:
Initials are required for letters a–e
	Owner (initials)	Joint owner (initials)
a) I (We) have received a Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares for which I am (we are) subscribing at least 5 (five) business days prior to the signing of this Subscription Agreement, wherein the terms and conditions of the offering are described, and I (we) agree to the terms and conditions therein.

b) I (We) certify that I (we) have either (1) a net worth (not including home, furnishings and personal automobiles) of at least $100,000 and an annual gross income of at least $100,000, or (2) a net worth (not including home, furnishings and personal automobiles) of at least $350,000, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares under “Suitability Standards.”

c) I am (We are) purchasing Shares for my (our) own account.
d) I (We) acknowledge that the Shares are not liquid, there is no public market for the Shares, and I (we) may not be able to sell the Shares.
e) I (We) understand that the transaction price per Share at which my (our) investment will be executed will be made available at www.futurestandard.com and in a Prospectus supplement filed with the SEC, available at www.sec.gov. I (We) understand that my (our) subscription will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I (We) understand that I am (we are) not committed to purchase Shares at the time my (our) subscription is submitted and I (we) may cancel my (our) subscription at any time before the time it has been accepted as described in the previous sentence. I (We) understand that I (we) may withdraw my (our) subscription by notifying the transfer agent, through my (our) financial intermediary or directly on FS Credit Real Estate Income Trust, Inc.’s toll-free line, 877-628-8575.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V7.1

8 Investor representations (continued)
Initials are required based on State of Legal Residency	Owner (initials)	Joint owner initials)
f) If I am (we are) a resident of Alabama, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

g) If I am (we are) a resident of Arkansas, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

h) If I am (we are) a resident of California, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, or will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc. shares.

i) If I am (we are) a resident of Idaho, I (we) certify that I (we) have either a net worth of at least $85,000 and annual gross income of at least $85,000 or a liquid net worth of at least $300,000.
j) If I am (we are) a resident of Iowa, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

k) If I am (we are) a Kansas resident, I (we) understand that the Securities Commissioner of Kansas recommends that Kansas investors limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other similar investments to not more than 10% of their liquid net worth.

l) If I am (we are) a resident of Kentucky, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

m) If I am (we are) a resident of Maine, I (we) acknowledge that the Maine Office of Securities recommends that I (we) not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. and other similar direct participation investments.

n) If I am (we are) a resident of Massachusetts, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. and in other illiquid direct participation programs.

o) If I am (we are) a resident of Minnesota, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

p) If I am (we are) a resident of Missouri, I (we) certify that no more than ten percent (10%) of my (our) liquid net worth shall be invested in securities being registered in this offering.
q) If I am (we are) a resident of Nebraska, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or will limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. shares and in other non-publicly traded real estate investment trusts to 10% of my (our) net worth (exclusive of home, home furnishings and automobiles).

r) If I am (we are) a resident of New Jersey, I (we) certify that (1) I (we) have either (a) a minimum liquid net worth of $100,000 and a minimum annual gross income of $85,000, or (b) a minimum liquid net worth of $350,000, and (2) I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excluding unregistered, federally and state exempt private offerings). For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

     I (we) acknowledge that a gross investment of $10,350 in Class T share, $10,350 in Class S shares, $10,000 in Class D shares, $10,000 in Class M shares and $10,000 in Class I shares, assuming a constant NAV per share of $25.00 and assuming applicable stockholder servicing fees are paid until gross proceeds limit are reached, would result in total upfront selling commissions, dealer manager fees, and stockholder servicing fees of (a) $906 over 6.5 years for Class T and Class S shares, (b) $125 over 4.2 years for Class D shares, (c) $725 over 24.2 years for Class M shares, and (d) $0 for Class I shares.

s) If I am (we are) a resident of New Mexico, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. shares, shares of its affiliates and other non-traded real estate investment trusts.

t) If I am (we are) a resident of North Dakota, I (we) certify that I (we) have a net worth of at least ten times my (our) investment in FS Credit Real Estate Income Trust, Inc.
u) If I am (we are) a resident of Ohio, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. shares, its affiliates and any other non-traded real estate investment trusts.

v) If I am (we are) a non-accredited resident of Oregon, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in this offering. For these purposes, “liquid net worth” is defined as an investor’s total assets (excluding home, home furnishings, and automobiles) minus total liabilities. Oregon investors who meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the limitation described in this paragraph.

w) If I am (we are) a resident of Pennsylvania, I (we) certify that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc.
x) If I am (we are) a resident of Puerto Rico, I (we) may not invest more than 10% of my (our) liquid net worth in the FS Credit Real Estate Income Trust, Inc., its affiliates and other non-traded REITs. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V7.1

8 Investor representations (continued)
Initials are required based on State of Legal Residency	Owner (initials)	Joint owner initials)
y) If I am (we are) a resident of Tennessee, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc.

z) If I am (we are) a resident of Vermont, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in this offering. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.

aa) If I am (we are) a resident of Washington, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

9 Important information Rights, certifications and authorizations
Substitute IRS Form W-9 Certification:
I (We) declare that the information supplied in this Subscription Agreement is true and correct and may be relied upon by the Company in connection with my (our) investment in the Company. Under penalties of perjury, each investor signing below certifies that (1) the number shown in the Investor Social Security number/taxpayer identification number field in section 5 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, (3) I am a U.S. person (including a non-resident alien), and (4) the entity is exempt from FATCA reporting (if applicable).
NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

By signing below, you hereby acknowledge receipt of the Prospectus of the Company relating to the Shares for which you have subscribed, as supplemented and amended through the date hereof (as so supplemented and amended, the “Prospectus”), not less than five (5) business days prior to the signing of this Subscription Agreement. The Prospectus is available at www.sec.gov. You are encouraged to read the Prospectus carefully before making any investment decisions. You agree that subscriptions may be rejected in whole or in part by the Company at its sole and absolute discretion. To be accepted, a subscription must be made with this completed and executed Subscription Agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You agree that if this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the Prospectus. You understand that you will receive a written confirmation of your purchase, subject to acceptance by the Company, and that the sale of Shares pursuant to this Subscription Agreement will not be effective until at least five (5) business days after the date you have received a Prospectus.
By signing below, you also acknowledge that you have been advised that the assignability and transferability of the Shares is restricted and governed by the terms of the Prospectus; there are risks associated with an investment in the Shares and you should rely only on the information contained in the Prospectus and not on any other information or representations from other sources; and you should not invest in the Shares unless you have an adequate means of providing for your current needs and personal contingencies and have no need for liquidity in this investment.
The Company is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and Social Security/taxpayer identification number. The Company may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. You further agree that the Company may discuss your personal information and your investment in the Shares at any time with your then-current financial advisor. If the Company is unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, the Company reserves the right to take action as the Company deems appropriate, which may include closing your account.

By signing below, you also acknowledge that:
•FS Investment Solutions, LLC, the dealer manager for the offering of the Shares, is not acting as the broker-dealer of record. Specifically, FS Investment Solutions, LLC shall not be responsible for carrying out any broker-dealer functions in connection with your purchase of the Shares, including but not limited to: (i) opening an individual account for you, (ii) determining whether any investment in the Shares is suitable for you, or (iii) verifying your identity. You do not have a customer relationship with FS Investment Solutions, LLC and any such relationship as customer is solely between you and your financial representative (including, if such financial advisor is a registered investment advisor (“RIA”), such RIA’s custodian).

The IRS does not require your consent to any provision of this Subscription Agreement other than the certifications required to avoid backup withholding.

Owner or authorized person signature	Date (mm/dd/yyyy)	Joint owner or authorized person signature	Date (mm/dd/yyyy)

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V7.1

10 Financial representative
The undersigned confirm on behalf of the broker-dealer, financial institution or registered investment advisor that they (i) are registered and/or properly licensed in the state in which the sale of the Shares to the investor executing this Subscription Agreement has been made and that the offering of the Shares is registered for sale in such state; (ii) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (iii) have discussed such investor’s prospective purchase of Shares with such investor; (iv) have advised such investor of all pertinent facts with regard to the fundamental risks of the investment, including the lack of liquidity and marketability of the Shares; (v) have delivered a current Prospectus and related supplements, if any, to such investor; (vi) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vii) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that the undersigned will obtain and retain records relating to such investor’s suitability for a period of six years, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto and that such investor has an understanding of the fundamental risks of the investment, the background and qualifications of the persons managing the Company and the tax consequences of purchasing and owning Shares; and (viii) the purchase of Shares is in the best interests of the investor. The undersigned financial representative further represents and certifies that in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing anti-money laundering program and customer identification program.

Broker-dealer name or RIA firm name
Financial representative name		Phone #
(first, middle, last)
Mailing address
(street)	(city, state)	(ZIP)
Advisor/CRD number Branch number		Email address

Financial representative signature	Date (mm/dd/yyyy)	Principal signature (if applicable)	Date (mm/dd/yyyy)

11 Investment instructions
BY WIRE TRANSFER	CUSTODIAL ACCOUNTS	BY MAIL (CHECKS SHOULD BE MADE PAYABLE TO “FS Credit REIT”)
UMB Bank, N.A.,	Forward Subscription	Future Standard	Regular mail	Express/overnight delivery
ABA routing #101000695,	Agreement to the custodian	c/o SS&C GIDS, Inc.	P.O. Box 219095	801 Pennsylvania Ave.
FS Credit REIT		877-628-8575	Kansas City, MO 64121 -9095	Suite 219095
Account #9871737411				Kansas City, MO 64105-1307
Beneficial owner(s)
(include in memo field)

SA-REIT-COMBO
JN26